Exhibit 99.1

Investors:	Peter Goulding, CFA Investor Relations 203.338.6799 peter.goulding@peoples.com

Media:	Valerie C. Carlson Corporate Communications 203.338.2351 valerie.carlson@peoples.com

FOR IMMEDIATE RELEASE

April 16, 2014

PEOPLE’S UNITED FINANCIAL, INC. ANNOUNCES TRANSITION FOR CHIEF FINANCIAL OFFICER KIRK WALTERS

Walters to Continue as Chief Financial Officer of People’s United Financial, Inc.; Treasurer David Rosato Appointed as Chief Financial Officer of People’s United Bank

BRIDGEPORT, CT – People’s United Financial, Inc. (NASDAQ: PBCT) announced today that Chief Financial Officer Kirk Walters is transitioning out of his role as Chief Financial Officer of People’s United Bank for family reasons. David Rosato, who has served as Treasurer since 2007, will succeed Walters as Chief Financial Officer of the bank. Both changes are effective immediately.

Walters will continue to serve as Chief Financial Officer of People’s United Financial, Inc., the bank’s holding company, through December 31, 2014, when Rosato is expected to assume that position. Walters will remain an executive officer, transitioning as of January 1, 2015 to the role of Senior Executive Vice President, Corporate Development and Strategic Planning. He will also remain a member of the Board of Directors of the company and the bank.

“For the past year Kirk has successfully managed the intense responsibilities of his role as Chief Financial Officer and director of this company as well as challenging family health issues,” said Jack Barnes, Chief Executive Officer of People’s United. “Today, we are announcing an orderly transition executed according to our corporate succession plan, which demonstrates our bench strength,” Barnes said.

“Importantly, Kirk will transition to the new role of Senior Executive Vice President, Corporate Development and Strategic Planning and will report directly to me as a member of the Management Committee,” Barnes added. “We are fortunate that Kirk will continue to contribute to the company in a role that will leverage his broad experience in the industry and deep operational expertise. We are equally pleased that David, who has contributed significantly to the bank as Treasurer and brings over 25 years of experience in banking, is well-prepared to step up to the role of the bank’s CFO.”

As part of the transition, Michael Ciborowski, who has been with People’s United for 20 years and has been a long-time leader within the Treasury group, will become Senior Vice President and Treasurer for both the company and the bank.

People’s United Bank is a subsidiary of People’s United Financial, Inc., a diversified financial services company with $33 billion in assets. People’s United Bank, founded in 1842, is a premier, community-based, regional bank in the Northeast offering commercial and retail banking, as well as wealth management services through a network of 406 retail locations in Connecticut, New York, Massachusetts, Vermont, New Hampshire and Maine. Visit us at peoples.com.

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People’s United Bank. “What know-how can do.” SM